Exhibit 99.1



                       CDEX PROJECTS RECORD PLACEMENTS OF
                          VALIMED(TM) MVS UNITS IN 2010

Tucson, Arizona - December 2, 2009 - CDEX Inc. (OTCBB: CEXI) (www.cdexinc.com) CEO and Chairman, Malcolm Philips, reviews CDEX's performance through 2009 and sets the stage for 2010 in the "CEO Corner" of the CDEX Web Site. Mr. Philips reflected upon CDEX's progress through the global economic downturn of 2009, concluding that based on recent sales activity 2010 will be a year of record placements of ValiMed(TM) MVS units, driven by improving economic conditions and the recent introduction of the "Pay Per Use" pricing plan for hospitals. The list of world class hospitals that have made ValiMed MVS a part of their Medication Safety and Narcotic Return Validation Programs continues to grow and lives are being saved. In addition, Tim Shriver, CDEX COO, provides a management briefing update on technological advancements in the CDEX product lines. For a complete review of the briefings, please go to the "CEO Corner" of the Management Briefing section of the CDEX Web Site (www.cdexinc.com).

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed product line provides life-saving validation of high-risk medications and returned narcotics. The ID2(TM) product line detects trace amounts of illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings. For more information, contact Malcolm Philips at mphilips@cdex-inc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "believes," "should," "intends," and similar words. These statements pose risks that cannot be accurately predicted. Consequently, results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.



4555 S. Palo Verde Rd. Suite 123 Tucson, AZ 85714 (520) 745-5172 www.cdexinc.com